Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511

Tmckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in Board Election

PITTSBURGH, November 21, 2014 – The Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the results of its recent election. One new director was elected; one incumbent was re-elected, and two, who were the only nominees for their directorships, were previously deemed to be re-elected. All four will serve four-year terms beginning January 1, 2015.

New Independent Public Interest Director – FHLBank’s members elected one non-incumbent director to an independent directorship. The new director is Glenn R. Brooks, Chief Operating Officer and Senior Vice President of Leon N. Weiner & Associates, Inc., a Wilmington, Delaware-based home building, development and property management firm. Mr. Brooks is responsible for the Weiner organization’s development activities, including coordinating the company’s land planning, financial application and equity syndication processes, and is a member of the firm’s board of directors.

Experienced in many facets of affordable housing development and financing, Mr. Brooks served on FHLBank’s Affordable Housing Advisory Council between 2004 and 2012. He served as Vice Chair in 2006 and 2007 and as Chair from 2008 to 2010.

Mr. Brooks holds a Bachelor of Business degree from the College of William and Mary in Virginia. He is active in housing and community activities and boards, including the Multifamily Board of Trustees and serving as 2015 Chairman of the Housing Credit Group of the National Association of Homebuilders. He resides in West Chester, Pa.

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FHLBank Pittsburgh Director Elections, page two

Incumbent Pennsylvania Member Director – FHLBank’s members re-elected one member director, Charlotte B. McLaughlin, President and Chief Executive Officer of PNC Capital Markets, LLC and Executive Vice President of PNC Bank, N.A.

Incumbent Delaware Member Director – As the only nominee for the directorship in Delaware, Lynda A. Messick, Chief Executive Officer of Community Bank Delaware, was deemed to be re-elected as previously announced.

Incumbent West Virginia Member Director – As the only nominee for the directorship in West Virginia, Bradford E. Ritchie, President, Summit Community Bank, was deemed to be re-elected as previously announced.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors – In addition to the directors-elect listed above, FHLBank Pittsburgh’s Board of Directors for 2015 includes the following members: Patrick A. Bond, Chairman; John K. Darr, Vice Chairman; Joseph M. Blaston, Rev. Luis A. Cortés, Jr.; Pamela H. Godwin; Brian A. Hudson; William C. Marsh; John S. Milinovich; Charles J. Nugent; Frederick E. Schea; Patrick J. Ward and Angela J. Yochem.

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 12 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

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